Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Melissa Poole	Ashleigh Pollart
mpoole@hersheys.com	apollart1@hersheys.com

Hershey Reports Second-Quarter 2022 Financial Results;
Raises 2022 Net Sales and Earnings Outlook

HERSHEY, Pa., July 28, 2022 - The Hershey Company (NYSE: HSY) today announced net sales and earnings for the second quarter ended July 3, 2022, and raised its full-year financial outlook.

“Our business momentum continued in the second quarter, with double-digit sales growth in each of our segments resulting in strong earnings per share performance,” said Michele Buck, The Hershey Company President and Chief Executive Officer. “These results reflect the strength and resilience of our categories, consumers’ love for our brands, the investments we are making in our business, and the exceptional execution of our dedicated employees. We are raising our financial expectations for the year and investing more heavily in our brands, capabilities and people in the second half to continue this momentum into 2023.”

Second-Quarter 2022 Financial Results Summary1
•Consolidated net sales of $2,372.6 million, an increase of 19.3%.
•Organic, constant currency net sales increased 14.1%.
•The impact of acquisitions on net sales was a 5.3-point benefit2 while foreign currency exchange was a 0.1-point headwind.
•Reported net income of $315.6 million and $1.53 earnings per share-diluted, an increase of 5.5%.
•Adjusted earnings per share-diluted of $1.80, an increase of 22.4%.
1 All comparisons for the second quarter of 2022 are with respect to the second quarter ended July 4, 2021
2 Reflects the impact from the 2021 acquisitions of Pretzels Inc. (Pretzels), Dot’s Pretzels, LLC (Dot’s) and Lily’s Sweets, LLC (Lily’s)

2022 Full-Year Financial Outlook
The Hershey Company is increasing its net sales outlook to reflect continued strength in consumer demand and net price realization. Price elasticities are expected to moderate from the second quarter, but remain favorable to historical levels, as inflation and fewer government benefits are expected to weaken consumers’ buying power.

Profit from increased sales growth is expected to more than offset higher supply chain costs, elevated advertising and merchandising levels and increased incentive compensation costs, to deliver higher reported and adjusted earnings per share growth.

To reflect this strength in performance and expectations for the second half of the year, the company is raising its full-year financial outlook to the following:

2022 Full-Year Outlook	Prior Guidance	Current Guidance
Net sales growth[3]	10% - 12%	12% - 14%
Reported earnings per share growth	8% - 11%	9% - 12%
Adjusted earnings per share growth	10% - 12%	12% - 14%

3 The impact of the Pretzels, Dot’s and Lily’s acquisitions is anticipated to be a 4- to 5-point benefit to net sales growth for the full-year 2022.

Below is a reconciliation of projected 2022 and full-year 2021 earnings per share-diluted calculated in accordance with U.S. generally accepted accounting principles (GAAP) to non-GAAP adjusted earnings per share-diluted:

	2022 (Projected)	2021
Reported EPS – Diluted	$7.78 – $7.99	$7.11
Derivative mark-to-market gains	—	(0.12)
Business realignment activities	0.02 – 0.04	0.09
Acquisition-related activities	0.21 – 0.25	0.16
Noncontrolling interest share of business realignment and impairment charges	—	0.03
Other miscellaneous losses (benefits)	0.07	(0.07)
Tax effect of all adjustments reflected above	(0.09)	(0.01)
Adjusted EPS – Diluted	$8.05 - $8.20	$7.19

2022 projected earnings per share-diluted, as presented above, does not include the impact of mark-to-market gains and losses on our commodity derivative contracts that are reflected within corporate unallocated expense in segment results until the related inventory is sold since we are not able to forecast the impact of the market changes.

Second-Quarter 2022 Results
Consolidated net sales increased 19.3% to $2,372.6 million in the second quarter of 2022, including a 5.3-point benefit from the acquisitions of Pretzels, Dot’s and Lily’s, while foreign currency exchange was a 0.1-point headwind. Organic, constant currency net sales increased 14.1% driven by pricing and volume gains across segments. Net price realization contributed 9.5 points to net sales growth driven by list price increases as well as moderately lower levels of promotional activity. Volume contributed to an additional 4.6-point benefit driven by the replenishment of distributor inventory levels, primarily in the North America Confectionery segment, along with favorable price elasticities in the North America Salty Snacks and International segments.

Reported gross margin was 42.1% in the second quarter of 2022, compared to 46.5% in the second quarter of 2021, a decrease of 440 basis points. This decrease was primarily driven by derivative mark-to-market losses, combined with higher supply chain costs and unfavorable mix, which was partially offset by sales growth. Adjusted gross margin was 43.9% in the second quarter of 2022, a decrease of 250 basis points. Higher raw material, packaging and logistics cost inflation, as well as labor investments, contributed to this decline, in addition to unfavorable mix from recent acquisitions. These headwinds were partially offset by accelerating net price realization and volume gains.

Selling, marketing and administrative expenses increased 16.2% in the second quarter of 2022 versus the second quarter of 2021, primarily driven by higher amortization, integration and operating expenses related to recent acquisitions. Advertising and related consumer marketing expenses increased 3.2% in the second quarter of 2022 versus the same period last year. Moderate advertising increases across brands and segments without capacity constraints were largely offset by cost efficiencies related to new media partners, primarily benefiting the North America Confectionery segment. Selling, marketing and administrative expenses, excluding advertising and related consumer marketing, increased 22.4% versus the second quarter of 2021. This increase was driven by a loss related to the sale of non-operating assets; higher acquisition-related costs; incremental capabilities and technology investments, including the upgrade of the company’s enterprise resource planning (ERP) system, as well as related amortization; and salary and benefit inflation.

Second-quarter 2022 reported operating profit was $456.5 million, in line with prior year, resulting in an operating profit margin of 19.2%, a decrease of 380 basis points. Adjusted operating profit of $526.9 million increased 14.7% versus the second quarter of 2021, resulting in adjusted operating profit margin of 22.2%, a decrease of 90 basis points. Profit increases in adjusted operating profit were driven by pricing and volume gains, partially offset by broad-based inflation, acquisition-related costs, and higher advertising, capability and technology investments. Reported operating profit was similarly affected but was further offset by a loss related to the sale of non-operating assets, derivative mark-to-market losses, and higher integration costs related to recent acquisitions. The aforementioned costs outpaced sales growth resulting in a degradation of reported and adjusted operating margin in the second quarter.

The reported effective tax rate in the second quarter of 2022 was 21.8%, a decrease of 620 basis points versus the second quarter of 2021. The adjusted effective tax rate in the second quarter of 2022 was 21.4%, a decrease of 600 basis points versus the second quarter of 2021. Both the reported and adjusted effective tax rate decreases were driven primarily by higher international tax reserves accrued in the prior year period, as well as the timing of renewable energy tax credits.

The company’s second-quarter 2022 results, as prepared in accordance with GAAP, included items positively impacting comparability of $70.4 million, or $0.27 per share-diluted. For the second quarter of 2021, items positively impacting comparability totaled $2.8 million, or $0.02 per share-diluted.

The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	July 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021

Derivative mark-to-market losses (gains)	$40.8	$(3.4)	$0.20	$(0.02)
Business realignment activities	0.7	3.5	0.01	0.03
Acquisition-related activities	15.3	7.3	0.07	0.04
Other miscellaneous losses (benefits)	13.6	(4.6)	0.07	(0.02)
Tax effect of all adjustments reflected above	—	—	(0.08)	(0.01)
	$70.4	$2.8	$0.27	$0.02

Segment performance for the second quarter of 2022 versus the prior-year period are detailed below. See the schedule of supplementary information within this press release for additional information on segment net sales and profit.

North America Confectionery

Hershey’s North America Confectionery segment net sales were $1,909.1 million in the second quarter of 2022, an increase of 12.9% versus the same period last year. Excluding the 0.8-point benefit from the acquisition of Lily’s and a 0.3-point headwind from foreign currency exchange, organic, constant currency net sales increased 12.4%. Net price realization was a 9.8-point benefit driven by list price increases as well as a lower level of promotional activity in response to capacity constraints. Volume drove an additional 2.6-point benefit driven by the replenishment of distributor inventory levels, which contributed approximately 6.0 points to net sales growth and was partially offset by price elasticities.

Hershey’s U.S. candy, mint and gum (CMG) retail takeaway for the 12-week period ended July 17, 2022 in the multi-outlet plus convenience store channels (MULO+C) increased 5.0%. Consumer demand and unit velocities remained steady with strength in take-home chocolate and sweets, while growth in unit pricing drove year-over-year gains. Hershey’s take-home chocolate increased 6.6% in the latest period as at-home consumption remained strong and above pre-pandemic levels. Momentum of Hershey’s sweets brands continued with retail takeaway of 7.7%, driven by Jolly Rancher Gummies and Twizzlers summer programming. Hershey’s CMG share declined 54 basis points as production and on-shelf availability of certain products remained constrained and promotional levels were reduced to enable inventory replenishment. Declines were in line with expectations and an improvement from the first quarter as on-shelf availability increased. Hershey’s confectionery share remains 83 basis points higher than pre-pandemic levels.

The North America Confectionery segment reported segment income of $618.9 million in the second quarter of 2022, reflecting an increase of 11.6% versus the prior-year period. The increase in segment income was driven by pricing and volume gains, which were partially offset by higher supply chain costs, increased acquisition costs related to Lily's, higher capability and technology investments and increased trade show and travel expenses as the prior-year period was impacted by pandemic-related restrictions. The aforementioned costs outpaced sales growth in the second quarter, resulting in segment margin of 32.4%, a decrease of 40 basis points.

North America Salty Snacks
Hershey’s North America Salty Snacks segment net sales were $256.3 million in the second quarter of 2022, an increase of 99.9% versus the same period last year. Sales from the acquisitions of Dot’s and Pretzels was a 71.6-point benefit. Net price realization was a 14.6-point benefit, while volume contributed 13.7 points driven by strong consumer demand and favorable price elasticities.

Hershey’s U.S. salty snack retail takeaway, including Dot’s, in MULO+C increased 26.3% in the 12-week period ended July 17, 2022, driven by pricing and strong consumer demand across Hershey’s salty snack brands. SkinnyPop brand retail sales increased 16.9% versus the prior-year period and resulted in a ready-to-eat popcorn share gain of approximately 130 basis points. Pirate’s Booty brand continues to report strong takeaway with retail sales growth of 32.4%. Both SkinnyPop and Pirate’s Booty brands reported double-digit growth across all classes of trade and nearly all pack-types in the period with exceptional strength in multi-packs, which increased 30.4%. This growth is driven by consumers’ demand for convenience and on-the-go snacking along with the company’s assortment strategy. Dot’s Homestyle Pretzels brand also had tremendous retail sales growth of 45.4% during the period driven by continued strong distribution gains, resulting in a pretzel category share gain of approximately 340 basis points.

North America Salty Snacks segment income increased 43.7% to $37.4 million in the second quarter of 2022, compared to $26.0 million in the second quarter of 2021. Pricing gains and higher volumes offset unfavorable mix, acquisition-related costs and higher supply chain costs due to inflation and higher-than-expected demand, to drive segment income growth in the second quarter. The aforementioned costs outpaced sales growth in the second quarter, resulting in segment margin of 14.6%, a decrease of 570 basis points.

International
Second-quarter 2022 net sales for Hershey’s International segment increased 21.3% versus the same period last year to $207.2 million. Excluding a 0.7-point benefit from foreign currency exchange rates, constant currency net sales increased 20.6%. Volume gains contributed 17.6 points to net sales growth, driven by the strong consumer buying power and demand across markets. Price realization was a 3.0-point benefit.

The International segment reported a $30.7 million profit in the second quarter of 2022, reflecting an increase of $3.1 million versus the prior-year period. The profit increase was driven by volume gains and net price realization, which were partially offset by higher supply chain cost inflation and logistics costs, as well as increased advertising investment, salary and benefit inflation and increased travel expenses. The aforementioned costs outpaced sales growth in the second quarter, resulting in segment margin of 14.8%, a decrease of 130 basis points.

Unallocated Corporate Expense
Hershey’s unallocated corporate expense in the second quarter of 2022 was $160.1 million, an increase of $11.5 million, or 7.7%, versus the same period of 2021. This increase was driven by higher amortization; integration and operating expenses related to recent acquisitions; incremental capabilities and technology investments, including the upgrade of the company’s ERP system, as well as related amortization; and salary and benefit inflation.

Dividend Increase
The Board of Directors of The Hershey Company declared a quarterly dividend of $1.036 on the Common Stock and $0.942 on the Class B Common Stock, payable September 15, 2022, to shareholders of record as of August 19, 2022, representing an increase of 15%, or $0.135 and $0.123 per share, respectively. It is the 371st consecutive regular dividend on the Common Stock and the 152nd consecutive regular dividend on the Class B Common Stock.

Live Webcast

At approximately 7 a.m. (Eastern time) today, Hershey will post a pre-recorded management discussion of its second-quarter 2022 results and business update to its website at www.thehersheycompany.com/investors. In addition, at 8:30 a.m. (Eastern time) today, the company will host a live question and answer session with investors and financial analysts. Details to access this call are available on the company’s website.

Note: In this release, for the second-quarter 2022, Hershey references income measures that are not in accordance with GAAP because they exclude certain items impacting comparability, including gains and losses associated with mark-to-market commodity derivatives, business realignment activities, acquisition-related activities, and other miscellaneous losses and benefits. The company refers to these income measures as “adjusted” or “non-GAAP” financial measures throughout this release. These non-GAAP financial measures are used in evaluating results of operations for internal purposes and are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended
In thousands except per share data	July 3, 2022	July 4, 2021
Reported gross profit	$999,999	$925,445
Derivative mark-to-market losses (gains)	40,838	(3,385)
Business realignment activities	(23)	1,042
Acquisition-related activities	592	—
Non-GAAP gross profit	$1,041,406	$923,102

Reported operating profit	$456,531	$456,675
Derivative mark-to-market losses (gains)	40,838	(3,385)
Business realignment activities	699	3,469
Acquisition-related activities	15,270	7,337
Other miscellaneous losses (benefits)	13,568	(4,585)
Non-GAAP operating profit	$526,906	$459,511

Reported provision for income taxes	$87,904	$117,186
Derivative mark-to-market losses (gains)*	6,427	(2,383)
Business realignment activities*	169	404
Acquisition-related activities*	3,663	1,746
Other miscellaneous losses (benefits)*	3,256	(1,528)
Non-GAAP provision for income taxes	$101,419	$115,425

Reported net income	$315,556	$301,230
Derivative mark-to-market losses (gains)	34,411	(1,002)
Business realignment activities	530	3,065
Acquisition-related activities	11,607	5,591
Other miscellaneous losses (benefits)	10,312	(3,057)
Non-GAAP net income	$372,416	$305,827

Reported EPS - Diluted	$1.53	$1.45
Derivative mark-to-market losses (gains)	0.20	(0.02)
Business realignment activities	0.01	0.03
Acquisition-related activities	0.07	0.04
Other miscellaneous losses (benefits)	0.07	(0.02)
Tax effect of all adjustments reflected above**	(0.08)	(0.01)
Non-GAAP EPS - Diluted	$1.80	$1.47

* The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.
** Adjustments reported above are reported on a pre-tax basis before the tax effect described in the reconciliation above for Non-GAAP provision for income taxes.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended
	July 3, 2022	July 4, 2021
As reported gross margin	42.1%	46.5%
Non-GAAP gross margin (1)	43.9%	46.4%

As reported operating profit margin	19.2%	23.0%
Non-GAAP operating profit margin (2)	22.2%	23.1%

As reported effective tax rate	21.8%	28.0%
Non-GAAP effective tax rate (3)	21.4%	27.4%

(1) Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.
(2) Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.
(3) Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

We present certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange.  To present this information for historical periods, current period net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

A reconciliation between reported net sales growth rates and (i) constant currency net sales growth rates and (ii) organic constant currency net sales growth rates is provided below:

	Three Months Ended July 3, 2022
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Impact of Acquisitions	Percentage Change on Organic Constant Currency Basis
North America Confectionery	12.9%	(0.3)%	13.2%	0.8%	12.4%

North America Salty Snacks	99.9%	—%	99.9%	71.6%	28.3%

International	21.3%	0.7%	20.6%	—%	20.6%

Total Company	19.3%	(0.1)%	19.4%	5.3%	14.1%

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:

Derivative mark-to-market losses (gains): The mark-to-market losses (gains) on commodity derivatives are recorded as unallocated and excluded from adjusted results until such time as the related inventory is sold, at which time the corresponding losses (gains) are reclassified from unallocated to segment income. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that matches the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business realignment activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability. During the fourth quarter of 2020, we commenced the International Optimization Program to streamline resources and investments in select international markets, including the optimization of our China operating model to improve efficiencies and provide a more sustainable and simplified base going forward. During the second quarter of 2022 and 2021, business realignment charges related primarily to other third-party costs related to this program, as well as severance and employee benefit costs.

Acquisition-related activities: During the second quarter of 2022, we incurred costs related to the integration of the 2021 acquisitions of Lily’s, Dot’s and Pretzels. During the second quarter of 2021, we incurred costs to effectuate the Lily's acquisition.

Noncontrolling interest share of business realignment and impairment charges: Certain of the business realignment and impairment charges recorded related to the divestiture of Lotte Shanghai Foods Co., Ltd., a joint venture in which we previously owned a 50% controlling interest.  Therefore, we have also adjusted for the portion of these charges included within the income (loss) attributed to the noncontrolling interest.

Other miscellaneous losses (benefits): During the second quarter of 2022, we recorded a loss on the sale of non-operating assets located in Pennsylvania. During the second quarter of 2021, we recorded a gain on a receivable previously deemed uncollectible.

Tax effect of all adjustments: This line item reflects the aggregate tax effect of all pre-tax adjustments reflected in the preceding line items of the applicable table. The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company’s securities. Factors that could cause results to differ materially include, but are not limited to: risks related to the impact of the COVID-19 global pandemic on our business, suppliers, distributors, consumers, customers, and employees; the scope and duration of the pandemic; government actions and restrictive measures implemented in response to the pandemic, including the distribution of vaccinations and continuation of social distancing guidelines and stay at home orders; disruptions or inefficiencies in our supply chain due to the loss or disruption of essential manufacturing or supply elements or other factors; issues or concerns related to the quality and safety of our products, ingredients or packaging, human and workplace rights, and other environmental, social or governance matters; changes in raw material and other costs, along with the availability of adequate supplies of raw materials; the company’s ability to successfully execute business continuity plans to address the COVID-19 pandemic and resulting changes in consumer preferences and the broader economic and operating environment; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions, including impacts on the business arising from the conflict between Russia and Ukraine; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; our ability to hire, engage and retain a talented global workforce, our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design or implementation of our new enterprise resource planning system; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2021 and from time to time our other filings with the U.S. Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect actual results, changes in expectations or events or circumstances.

The Hershey Company
Consolidated Statements of Income
for the periods ended July 3, 2022 and July 4, 2021
(unaudited) (in thousands except percentages and per share amounts)

			Three Months Ended		Six Months Ended
			July 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021

Net sales			$2,372,582	$1,989,422	$5,038,803	$4,285,370
Cost of sales			1,372,583	1,063,977	2,793,324	2,310,974
Gross profit			999,999	925,445	2,245,479	1,974,396

Selling, marketing and administrative expense			543,468	467,629	1,067,684	962,294
Business realignment costs			—	1,141	274	2,383

Operating profit			456,531	456,675	1,177,521	1,009,719
Interest expense, net			33,413	31,065	66,592	67,501
Other (income) expense, net			19,658	7,194	30,065	9,608

Income before income taxes			403,460	418,416	1,080,864	932,610
Provision for income taxes			87,904	117,186	231,830	234,509

Net income including noncontrolling interest			315,556	301,230	849,034	698,101

Less: Net gain attributable to noncontrolling interest			—	—	—	1,072
Net income attributable to The Hershey Company			$315,556	$301,230	$849,034	$697,029

Net income per share	- Basic	- Common	$1.57	$1.50	$4.24	$3.46
	- Diluted	- Common	$1.53	$1.45	$4.10	$3.35
	- Basic	- Class B	$1.44	$1.36	$3.85	$3.14

Shares outstanding	- Basic	- Common	146,362	146,111	146,248	146,550
	- Diluted	- Common	206,449	207,671	206,861	208,126
	- Basic	- Class B	59,114	60,614	59,530	60,614

Key margins:
Gross margin			42.1%	46.5%	44.6%	46.1%
Operating profit margin			19.2%	23.0%	23.4%	23.6%
Net margin			13.3%	15.1%	16.8%	16.3%

The Hershey Company
Supplementary Information – Segment Results
for the periods ended July 3, 2022 and July 4, 2021
(unaudited) (in thousands except percentages)

	Three Months Ended			Six Months Ended
	July 3, 2022	July 4, 2021	% Change	July 3, 2022	July 4, 2021	% Change
Net sales:
North America Confectionery	$1,909,101	$1,690,372	12.9%	$4,126,145	$3,675,788	12.3%
North America Salty Snacks	256,297	128,203	99.9%	482,419	249,621	93.3%
International	207,184	170,847	21.3%	430,239	359,961	19.5%
Total	$2,372,582	$1,989,422	19.3%	$5,038,803	$4,285,370	17.6%

Segment income:
North America Confectionery	$618,864	$554,488	11.6%	$1,400,749	$1,197,093	17.0%
North America Salty Snacks	37,433	26,041	43.7%	58,734	51,419	14.2%
International	30,700	27,559	11.4%	72,679	54,976	32.2%
Total segment income	686,997	608,088	13.0%	1,532,162	1,303,488	17.5%
Unallocated corporate expense (1)	160,091	148,577	7.7%	297,368	288,274	3.2%
Unallocated mark-to-market losses (gains) on commodity derivatives (2)	40,838	(3,385)	NM	13,459	(5,669)	NM
Costs associated with business realignment initiatives	699	3,469	(79.9)%	1,980	10,396	(81.0)%
Acquisition-related activities	15,270	7,337	108.1%	28,266	7,508	276.5%
Other miscellaneous losses (benefits)	13,568	(4,585)	NM	13,568	(6,740)	NM
Operating profit	456,531	456,675	NM	1,177,521	1,009,719	16.6%
Interest expense, net	33,413	31,065	7.6%	66,592	67,501	(1.3)%
Other (income) expense, net	19,658	7,194	173.3%	30,065	9,608	212.9%
Income before income taxes	$403,460	$418,416	(3.6)%	$1,080,864	$932,610	15.9%

(1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance, and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense and (d) other gains or losses that are not integral to segment performance.
(2) Net (gains) losses on mark-to-market valuation of commodity derivative positions recognized in unallocated derivative losses (gains).
NM - not meaningful

	Three Months Ended		Six Months Ended
	July 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021
Segment income as a percent of net sales:
North America Confectionery	32.4%	32.8%	33.9%	32.6%
North America Salty Snacks	14.6%	20.3%	12.2%	20.6%
International	14.8%	16.1%	16.9%	15.3%

The Hershey Company
Consolidated Balance Sheets
as of July 3, 2022 and December 31, 2021
(in thousands of dollars)

Assets	July 3, 2022	December 31, 2021
	(unaudited)
Cash and cash equivalents	$339,722	$329,266
Accounts receivable - trade, net	654,399	671,464
Inventories	1,208,239	988,511
Prepaid expenses and other	226,105	256,965

Total current assets	2,428,465	2,246,206

Property, plant and equipment, net	2,590,826	2,586,187
Goodwill	2,616,497	2,633,174
Other intangibles	2,007,748	2,037,588
Other non-current assets	904,822	868,203
Deferred income taxes	40,516	40,873

Total assets	$10,588,874	$10,412,231

Liabilities and Stockholders’ Equity

Accounts payable	$876,193	$692,338
Accrued liabilities	736,685	855,638
Accrued income taxes	20,543	3,070
Short-term debt	914,916	939,423
Current portion of long-term debt	752,573	2,844

Total current liabilities	3,300,910	2,493,313

Long-term debt	3,340,472	4,086,627
Other long-term liabilities	764,041	787,058
Deferred income taxes	291,711	288,004

Total liabilities	7,697,134	7,655,002

Total stockholders’ equity	2,891,740	2,757,229

Total liabilities and stockholders’ equity	$10,588,874	$10,412,231